UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 7, 2007

WILLBROS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Republic of Panama

(State or Other Jurisdiction of Incorporation)

1-11953	98-0160660
(Commission File Number)	(IRS Employer Identification No.)

Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama

(Address of Principal Executive Offices) (Zip Code)

+50-7-213-0947

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On February 7, 2007, Willbros Group, Inc. (the “Company”) announced that it had completed the sale of its Nigeria operations to Ascot Offshore Nigeria Limited, a Nigerian energy services company (“Ascot”), for total consideration of U.S.$155.25 million. The sale was pursuant to a Share Purchase Agreement by and between the Company and Ascot dated as of February 7, 2007 (the “Agreement”), providing for the purchase by Ascot of all of the share capital (the “Shares”) of WG Nigeria Holdings Limited, a Cayman Islands subsidiary of the Company that owns all the shares of the Company’s Nigeria operating and equipment companies (“WGNHL”).

Under the terms of the Agreement, Ascot paid the purchase price in the form of U.S.$150 million in cash, plus an interest-bearing promissory note of Ascot in the principal amount of approximately U.S.$5.25 million (the “Note”). The Note is secured by the guaranty of Ascot’s parent company, Berkeley Group plc, a company organized under the laws of the Federal Republic of Nigeria (“Berkeley”), along with a pledge of the Shares to the Company pursuant to a Collateral Pledge and Security Agreement. The final net proceeds to the Company are subject to certain post-closing working capital and other adjustments as provided by the Agreement. Due to the many variables affecting the Company’s contracts and commercial negotiations in Nigeria, the final adjustments may not be determined for several months, and those adjustments may be substantial, but are not expected to result in the recognition of a loss on this sale. In conjunction with this transaction, the Company bought out certain minority interests at a total cost of U.S.$10.5 million.

On the same date, and pursuant to the Agreement, the Company and Ascot entered into an intellectual property license agreement which allows Ascot to use the Willbros brand and trademark in Nigeria for a specified period of time.

Additionally, on the same date, the Company and Willbros International Services (Nigeria) Limited, a Cayman Islands subsidiary of the Company (“WISNL”), entered into a transition services agreement with Ascot (the “TSA”). Pursuant to the TSA, WISNL agreed to provide and WISNL and the Company will cause other subsidiaries of the Company to provide certain support services to Ascot for up to two years. The TSA may be immediately terminated at the election of the Company or WISNL under certain circumstances.

On the same date and in connection with the sale of the Shares, the Company and its subsidiary Willbros International, Inc. (“WII”) entered into an Indemnity Agreement with Ascot and Berkeley (the “Indemnity Agreement”), pursuant to which Ascot and Berkeley will indemnify the Company and WII for any obligations incurred by the Company or WII in connection with the parent performance and payment guarantees that the Company and WII previously issued and maintained on behalf of certain subsidiaries of WGNHL under certain working contracts between the subsidiaries and their customers.

Pursuant to the Agreement, Intercontinental Bank Plc issued five irrevocable unconditional backstop standby letters of credit totaling approximately $22.6 million to provide indemnification to the Company and its affiliates relative to the performance of certain subsidiaries of WGNHL under certain contracts which are backed by performance letters of credit currently issued by or on behalf of the Company or any of its affiliates for the benefit of WGNHL and/or any of its subsidiaries and which will remain in effect.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith:

99	Press release of the Company dated February 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.

Date: February 7, 2007	By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99	Press release of the Company dated February 7, 2007.